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                                                                   EXHIBIT 10.04

                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT


         THIS AGREEMENT is made this 13 day of October, 1995, by and between THE GRADALL COMPANY, an Ohio corporation (the "Company"), and BARRY L. PHILLIPS ("Executive").

         WITNESSETH THAT:

         WHEREAS, Executive has been employed by the Company as its President and Chief Operating Officer pursuant to the terms of an employment agreement by and between the Company and the Executive dated September 5, 1985, as restated and amended by agreements dated July 21, 1987, January 19, 1988, July 20, 1988, July 17, 1989 and February 5, 1993 (the "Prior Employment Agreement");

         WHEREAS, the Company and the Executive desire to amend and restate the Prior Employment Agreement to provide for the continued employment of the Executive upon the terms and conditions hereinafter set forth; and

         WHEREAS, the Executive's services are of great value to the Company and it is recognized that substantial inducement must be offered to the Executive in order that the Company may retain his services.

         NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

         1. DUTIES. The Company hereby agrees to continue to employ the Executive as President and Chief Operating Officer of the Company, and the Executive hereby agrees to continue to serve the Company in that capacity in accordance with the terms and conditions set forth herein:

                  a. The Executive shall be vested with all powers and rights attendant to the office of President and Chief Operating Officer, and shall have full authority


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                    and responsibility, subject to the general direction,
                    approval and control of the Board of Directors of the Company, to formulate policies and administer the Company in all respects.

               b. If elected or appointed by the Board of Directors, the Executive shall serve as a director of the Company without additional compensation.

               c. During the term of this Agreement, the Executive shall devote all of his business time, attention, energy and skill to the performance of the duties and services described herein, and shall not engage directly or indirectly in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, except with the written consent of the Company's Board of Directors, provided, that the provisions of this
                    Section 1(c) shall not restrict the Executive's investment of his personal assets or the Executive's participation in any professional, academic or civic activity.

         2. TERM. Subject to prior termination as set forth in Section 11 hereof, the term of this Agreement shall be for a period of one year, beginning on the date hereof, which term shall be automatically renewed for successive one year periods until terminated as set forth in Section 11 hereof.

         3. COMPENSATION. The Company shall pay to the Executive as compensation for his services hereunder a base salary of One Hundred and Sixty-Six Thousand Dollars ($166,000) per year, payable in equal semi-monthly installments, subject to withholding and other applicable taxes. The salary provided herein shall be subject to adjustment based on annual reviews conducted by the Company.




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     4. INCENTIVE COMPENSATION. The Executive shall be entitled to participate in any incentive compensation plans established by the Company from time to time.

     5. EXPENSES. The Executive is authorized to incur reasonable expenses in connection with the business of the Company and the performance of his duties hereunder, including expenses for entertainment, travel and similar items. The Company will pay or reimburse the Executive for all expenses upon the presentation by the Executive of an itemized account of such expenditures and any other documentation or substantiation of expenses which may be required for compliance with applicable state and federal tax laws.

     6. VACATIONS. The Executive shall be entitled to four (4) weeks of vacation each year, during which time his compensation shall be paid in full.

     7. AUTOMOBILE EXPENSES. During the term of this Agreement, the Company shall reimburse the Executive for all expenses incurred in connection with the maintenance of an automobile for the Executive's business use including, but not limited to, acquisition costs, fuel, maintenance and insurance, upon the submission to the Company of an itemized account of such expenditures and any other documentation or substantiation of expenses which may be required for compliance with applicable state and federal tax laws. The Company shall pay to the Executive such additional amount as may be necessary to reimburse the Executive for any federal state or local income taxes the Executive is required to pay as a result of the Company's payments pursuant to this Section 7, including such tax reimbursement payments.

     8. EXECUTIVE BENEFITS. The Executive shall be entitled to all benefits offered by the Company to any of its executive or salaried employees including, but not limited to, major medical health insurance, hospitalization insurance, life insurance, travel and accident insurance, and disability insurance, including, but not limited to, those benefits the Executive currently receives from the Company.




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     9. DISABILITY. The Company shall maintain in full force and effect and pay all premiums due under that certain disability insurance policy, insuring the Executive and issued by The New England Insurance Companies under Policy No. DO99437 (the "Disability Policy"). In the event that the Executive is unable to perform his duties hereunder by reason of illness or incapacity, the Executive shall continue to receive all amounts payable under this Agreement, until the Executive receives payments under the Disability Policy. If the Executive receives the full benefit amount payable under the Policy, the Company shall have no further obligation to make payments under this Agreement to the Executive during the period in which the Executive is receiving the full benefit under the Disability Policy. During any such period of disability, the Executive shall continue to receive all benefits theretofore received by the Executive. Upon the termination of the Executive's disability and the Executive's right to receive the full benefit payable under the Disability Policy, the Executive's full compensation shall be reinstated in full.

     10. DEFERRAL OF COMPENSATION. The Executive shall be entitled to participate in the Company's Supplemental Executive Retirement Plan and any other deferred compensation program maintained by the Company.

     11. TERMINATION. This Agreement may be terminated in accordance with the following terms and conditions:

     a. The Company may terminate this Agreement at any time, without cause, upon ninety (90) days written notice to Executive. However, in such event, the Company shall pay or provide to the Executive

          i. a severance allowance of at least twelve (12) months pay at the Executive's then current rate of pay (less all amounts required to be withheld and deducted), payable on a monthly basis, starting on the last day of the first full month following termination;




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          ii.  all amounts the Executive would have received under the Short and
               Long Term Management Incentive Plans (less all amounts required to be withheld and deducted) during the twelve (12) month period following the effective date of such termination; and

          iii. benefits equivalent to those previously received by the Executive including, but not limited to, benefits provided under Sections 7 and 8 of this Agreement, for the twelve (12) month period following the effective date of such termination.

          Notwithstanding the above, if the Company terminates this Agreement prior to November 1, 1997, the severance period provided for above shall in each case be increased to twenty-four (24) months.

     b. The Company may terminate this Agreement upon such notice as the Directors regard as suitable, conditional upon payment of the severance allowance set forth in Section 11(a) hereof, under the following circumstances:

          i. the sale by the Company of substantially all of its assets to a single purchaser or to a group of associated purchasers;

          ii.  the acquisition by any person, including a "group" as defined in
               Section 13(d)(3) of the Securities Exchange Act of 1934 (other than the shareholders of the Company as of the date hereof) of beneficial ownership of capital stock of the Company representing fifty-one percent (51%) or more of the voting power of all outstanding capital stock of the Company;




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          iii. a decision by the Company to terminate its business and liquidate its assets;

          iv. the merger or consolidation of the Company in a transaction in which the shareholders of the Company immediately prior to such merger or consolidation fail to hold at least fifty-one percent (51%) of the outstanding voting shares of the new or continuing corporation; or

          v. any damage to the Company's factory, as a result of which the Company is unable to conduct the ordinary course of its business thereafter for a period of 120 consecutive days.

     c. The Company may terminate this Agreement upon ninety (90) days notice to the Executive, in the event that the Executive has been unable to perform his duties by reason of illness or incapacity, which inability continues for a consecutive twelve month period, provided, that the Executive is receiving the full benefit amount payable under the Disability Policy.

     d. Notwithstanding anything herein to the contrary, the Company shall have the right to terminate this Agreement, effective upon written notice of such termination, and shall not have an obligation to pay any amounts provided under Section 11(a) hereof upon the happening of any of the following events:

          i. the violation by the Executive of the restrictive covenants set forth in Sections 12 and 13 hereof, as determined by a court of competent jurisdiction;

          ii. the commission by the Executive of a material theft or embezzlement of Company property;




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               iii. the conviction of the Executive for a crime resulting in injury to the business or property of the Company; or

               iv. the commission of any act by the Executive in the performance of his duties hereunder adjudged by a court of competent jurisdiction to amount to gross, willful or wanton negligence.

          e. The Executive may terminate this Agreement upon ninety (90) days written notice to the Company. Upon the effective date of such termination, the Company shall have no further obligation to pay any amounts provided for in this Agreement, except as set forth in Section 11(f) hereof.

          f. In the event of termination pursuant to Sections 11(a), 11(b), 11(c) 11(d) or 11(e) hereof, the Executive shall receive the entire balance of any sums earned by him prior to termination and such other benefits which may be due him including, but not limited to, a prorata portion of amounts earned by the Executive under any incentive compensation plans maintained by the Company.

          g. Upon termination of this Agreement, for any reason, the Executive shall promptly surrender to the Company all property provided him by the Company for use in relation to his employment, and, in addition, the Executive shall surrender to the Company any and all documents, files, records or other material and information of or pertaining to the Company or its business operations.

     12. NON-COMPETITION. During the period of his employment with the Company and for a period of six months thereafter, the Executive covenants and agrees that he shall not do any of the following:




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          a.   Own, manage, operate, join, control, be employed by, participate in, or be connected in any manner with the ownership, management, operation, or control of any business that is competitive with the types of businesses conducted by the Company at that time within any areas in which the Company conducts business or within any geographic areas in which the Company intends to conduct business, as known to Executive by reason of Executive's affiliation with the Company. Nothing herein shall prohibit Executive from owning stock or other securities of a competitor, provided that Executive's equity interest shall not exceed five percent (5%) of the total outstanding stock of such competitor, and provided Executive, in fact, does not have the power to control or direct the management or policies of such competitor and does not serve as a director or officer thereof, and is not otherwise associated with any competitor, except as consented to by the Company.

          b. Induce or influence any employee, independent contractor, agent, customer or supplier of the Company to terminate or curtail his, her or its employment or business relationship with the Company.

          c. Solicit or sell any product or service which is competitive with those offered by the Company to any customer which did business with the Company at any time during the term of Executive's employment with the Company.

     13. CONFIDENTIALITY. During the period of his employment by the Company and for a period of six (6) months following its termination, for any reason, the Executive covenants and agrees that he shall not use, disseminate, or disclose, for his own benefit, or for the benefit of any person, firm, business, or other entity, any confidential information pertaining to the Company,




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unless such information is first made public by the Company; the Company authorizes, in writing, the use, dissemination, or disclosure of such information; or as otherwise required by law. For purposes of this subparagraph, confidential information is information which is not generally known to the Company's industry, and relates, by way of example and not by way of limitation, to the Company's manufacturing process, cost and pricing data, supply sources, contracts, and customer lists.

     14. NOTICES. Any notice required or desired to be given pursuant to this Agreement shall be in writing and sent by certified mail to the parties at the following addresses, or to such other addresses as either may designate in writing to the other party:

         To the Company:         International Consulting Management, Ltd.
                                 303 East Wacker Drive, Suite 1112
                                 Chicago, IL  60601

         To Executive:           Barry L. Phillips
                                 403 Hillcrest Drive, N.E.
                                 New Philadelphia, OH  44663

     15. WAIVER. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

     16. SEVERABILITY. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision. In the event that any part of a covenant contained herein is determined by a court of law to be invalid, a judicially enforceable provision shall be substituted in its place. Any covenant so modified shall be binding upon the parties and shall have the same force and effect as if originally set forth in this Agreement.

     17. MODIFICATION. This Agreement may be amended only in writing, signed by both parties hereto.




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     18. HEADINGS. The headings in this Agreement are inserted for convenience only and are not to be considered a construction of the provisions thereof.

     19. ASSIGNMENT. The Executive acknowledges that the services to be rendered by him are unique and personal. Accordingly, the Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement. However, the rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company including, but not limited to, any corporation which may acquire all or substantially all of the Company's assets and business, or which may be consolidated or merged with or into the Company.

     20. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Ohio.

     21. NOVATION. This Agreement terminates and supersedes the Prior Employment Agreement.

     22. ENTIRE AGREEMENT. This Agreement constitutes the entire understanding and agreement between the Company and the Executive with regard to all matters herein. There are no other agreements, conditions or representations, oral or written, express or implied, with regard thereto.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

                                                     THE GRADALL COMPANY


                                                     /s/ Jack D. Rutherford
                                                     ----------------------


                                                     /s/ Barry L. Phillips
                                                     ---------------------
                                                     Barry L. Phillips





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